Exhibit (a)(24)

FOR IMMEDIATE RELEASE

LIONSGATE AMENDS SHAREHOLDER RIGHTS PLAN

Recommends Shareholders Vote FOR
the Shareholder Rights Plan

Leading Proxy Advisory Firms Glass Lewis and Egan-Jones Recommend Shareholders

Vote in Favor of the Shareholder Rights Plan

Company Urges Shareholders to Reject the Icahn Group’s Offer and Not Tender Their Shares

SANTA MONICA, Calif., and VANCOUVER, British Columbia, April 23, 2010 — Lionsgate (NYSE: LGF) (the “Company”) today announced that the Company’s Board of Directors, after careful consideration, including consideration of the unanimous recommendation of the Special Committee of the Board (the “Special Committee”) and in consultation with its financial and legal advisors, has amended its Shareholder Rights Plan, previously implemented by the Board on March 12, 2010.

The amended Shareholder Rights Plan provides that the shares held by Carl Icahn and certain of his affiliated entities (the “Icahn Group”) will be taken into account in the vote at the Special Meeting of Shareholders held on May 4, 2010 (the “Special Meeting”).  Originally, the voting threshold for confirming the Shareholder Rights Plan was a vote of the majority of independent shares represented at the Special Meeting, and now it is a majority of all shares represented at the meeting.

The amended Shareholder Rights Plan is currently in effect, subject to confirmation through a vote of shareholders at the Special Meeting.  Shareholders of record as of March 23, 2010 are entitled to vote at the Special Meeting.

The Company noted that the Icahn Group, as part of its unsolicited tender offer to purchase up to all of Lionsgate common shares for U.S.$7.00, reserves the right to waive the minimum tender condition.  By doing so, the Icahn Group could be able to buy a smaller number of shares that could give it effective control.  To date, the Icahn Group refuses to make the minimum tender condition irrevocable, which Lionsgate believes is unfair to its shareholders and risks depriving them of making a meaningful, value-driven decision to accept or reject the offer.

Lionsgate respectfully believes that RiskMetrics Group’s (Canada) policy to vote against shareholder rights plans that do not allow for partial permitted bids is misguided.  Lionsgate believes that partial bids are inherently coercive and that the Shareholder Rights Plan is fair to all shareholders.  Lionsgate agrees with Glass Lewis & Co.’s  (“Glass Lewis”) and Egan-Jones Proxy Services’ (“Egan-Jones”) recommendations that shareholders vote FOR the Shareholder Rights Plan and that its provisions “may serve to protect shareholder interests in the event that a takeover bid does not reflect the full value of the Company’s shares” and that the approval of the Shareholder Rights Plan “is in the best interest of the Company and its shareholders.”*

In conjunction with the amended Shareholder Rights Plan, the Company filed proxy statement supplements in the U.S. and Canada.

Lionsgate today issued the following open letter to its shareholders:

April 23, 2010

Dear Fellow Lionsgate Shareholder:

Lionsgate’s May 4, 2010 Special Meeting of Shareholders is right around the corner and your support to confirm the Shareholder Rights Plan is critical to protecting the value of your investment in the Company.  Your Board urges you to vote FOR the Shareholder Rights Plan on the WHITE proxy card.  The Board also urges shareholders to discard any gold proxy card that they receive from the Icahn Group.

PROTECT THE VALUE OF YOUR INVESTMENT IN LIONSGATE

VOTE FOR THE SHAREHOLDER RIGHTS PLAN
ON THE WHITE PROXY CARD

DO NOT TENDER YOUR SHARES INTO THE

ICAHN GROUP’S INADEQUATE OFFER

The Shareholder Rights Plan was implemented to ensure that:

•         All of the Company’s shareholders are treated equally and fairly in connection with any proposals to acquire effective control of the Company;

•         The rights of every shareholder are maintained; and

•         Significant decision-making authority is afforded to shareholders.

The Shareholder Rights Plan your Board is recommending does not prevent change of control transactions.  By design, the Shareholder Rights Plan does not prevent or restrict a proxy challenge, but deters inadequate, opportunistic and coercive offers, such as the offer by the
Icahn Group.

In addition, the Board has amended the Shareholder Rights Plan.  Information on the amendment to the Shareholder Rights Plan is contained in the supplement to Lionsgate’s Proxy Statement filed with the Securities and Exchange Commission (the “SEC”) and with Canadian regulators.

Glass Lewis and Egan-Jones, Leading Proxy Advisory Firms, Believe the

Shareholder Rights Plan Is in the Best Interest of Shareholders

Glass Lewis, a leading independent proxy advisory firm, recommends that Lionsgate shareholders vote FOR the Shareholder Rights Plan.  Glass Lewis has stated that the “shareholder-friendly provisions” of the Shareholder Rights Plan “may serve to protect shareholder interests in the event that a takeover bid does not reflect the full value of the Company’s shares or is coercive” and “that shareholder ratification of the Company’s Rights Plan is in shareholders’ best interests.”*

Egan-Jones, another respected independent proxy advisory firm, also recommends that Lionsgate shareholders vote FOR the Shareholder Rights Plan.  Egan-Jones has stated that it believes “the proposed Shareholder Rights Plan permits bid provisions that adequately ensure that shareholders are able to consider a reasonable offer for the Company” and that “the proposed provisions, pursuant of the proposed Shareholder Rights Plan, will be able to protect shareholder interests in the event that a takeover bid does not reflect the full value of the Company’s shares.

Accordingly, we believe that the approval of the proposed Shareholder Rights Plan is in the best interest of the Company and its shareholders.”  Egan-Jones recommends that Lionsgate shareholders “vote ‘FOR’ this Resolution.”*

Lionsgate respectfully believes that the recommendation issued by proxy advisory firm, RiskMetrics Group (Canada), opposing the Shareholder Rights Plan, is misguided.  Lionsgate notes that it is RiskMetrics Group’s policy to vote against shareholder rights plans that do not allow for partial permitted bids.  However, the Company wants to emphasize that the Shareholder Rights Plan permits shareholders to acquire up to 20% of the outstanding shares of Lionsgate.  Moreover, Lionsgate’s Shareholder Rights Plan meets RiskMetrics Group’s (Canada) other criteria for a permitted bid because it requires a majority of independent shareholders to tender into the offer.

The Shareholder Rights Plan also gives the Company flexibility to allow any shareholder to buy up to 24.9% of the shares in connection with an offering of the Company’s securities.  RiskMetrics Group, however, opposes this.

Lionsgate believes that partial bids are inherently coercive and that the Shareholder Rights Plan is fair to all shareholders.  The Shareholder Rights Plan permits bids for all of the Lionsgate common shares that meet certain criteria, including that it is irrevocably conditioned on the tender of a majority of the shares not held by the offeror.  This ensures that independent shareholders have the opportunity to approve the offer and helps protect Lionsgate from an offeror who might otherwise trigger an event of default under Lionsgate’s credit facilities, unless the offeror is committed to purchasing all shares the offeror does not already own.

ICAHN REFUSES TO FOLLOW THE SIMPLE ROADMAP
TO MAKE A FAIR AND QUALIFIED OFFER

•         The Icahn Group has maintained a critically coercive feature of the offer that expressly reserves the right to waive the minimum tender condition.  By reserving the right to waive the minimum tender condition, the Icahn Group is able to buy a small number of shares that could give it effective control.

•         Lionsgate believes that this structure is unfair to its shareholders and could deprive them of making a meaningful, value-driven decision to reject or accept the offer.

Lionsgate believes that shareholders who agree that the Icahn Group’s offer is inadequate will support the Shareholder Rights Plan.  If the Icahn Group is permitted to trigger an event of default under Lionsgate’s credit facilities, it may force shareholders who are worried about the resulting precarious situation to tender at the inadequate price.  If the Icahn Group gains control of Lionsgate without having to pay a full and fair price for all the equity of the Company, nobody wins but the Icahn Group.

Lionsgate notes that the Icahn Group has petitioned the British Columbia Securities Commission and other Canadian regulators to have the Shareholder Rights Plan set aside before Lionsgate shareholders have an opportunity to vote.  The Board believes that Lionsgate’s shareholders right to vote is paramount and agrees with RiskMetrics Group, which stated in its report that “In this case, too, it is [shareholder] votes that should be determinative.”*

VOTE THE WHITE PROXY CARD TODAY

The Shareholder Rights Plan’s continuation is dependent on shareholder approval at the Special Meeting.  The Board recommends that you vote FOR the Shareholder Rights Plan on the WHITE Proxy Card.

Since time is short, please vote the WHITE proxy card by internet or telephone.

PLEASE BE SURE TO VOTE ALL YOUR SHARES AT THIS IMPORTANT SPECIAL MEETING.  ALL PROXIES SHOULD TO BE RECEIVED BY THE COMPANY AND THE ELECTION SCRUTINEERS IN TORONTO, CANADA BY 10:00 AM ET, ON FRIDAY, APRIL 30, 2010, THE SCHEDULED CUT OFF FOR RECEIPT OF PROXIES FOR THE SPECIAL MEETING.  ELECTRONIC VOTING BY INTERNET OR TELEPHONE WILL BE AVAILABLE UNTIL 11:59 PM ON THURSDAY APRIL 29, 2010. CALL MACKENZIE PARTNERS, INC. FOR ASSISTANCE AT (800)-322-2885 TOLL - FREE.

We urge you to discard any gold proxy card you receive from the Icahn Group.

Your Board strongly recommends rejecting the Icahn Group’s inadequate offer by not tendering your shares.

We have appreciated and look forward to your continued support.

Sincerely,

/s/ Jon Feltheimer                                                                                                                                    /s/ Michael Burns

Jon Feltheimer                                                                                                                                         Michael Burns

Co−Chairman and Chief Executive Officer                                                                                               Vice Chairman

If you have any questions, require assistance in voting your shares, or need additional copies of Lionsgate’s proxy materials, please call MacKenzie Partners at the phone numbers listed below.

 105 Madison Avenue

New York, NY 10016

lionsgate@mackenziepartners.com

(212) 929-5500 (call collect)

Or

TOLL-FREE (800) 322-2885

Perella Weinberg Partners LP is serving as financial advisor to the Special Committee of the Lionsgate Board of Directors and Wachtell, Lipton, Rosen & Katz is serving as U.S. legal advisor and Goodmans LLP is serving as Canadian legal advisor.  Morgan Stanley & Co. Incorporated is serving as financial advisor to Lionsgate and Heenan Blaikie LLP is serving as legal advisor.

* Permission to use quotations was neither sought nor obtained.

About Lionsgate

Lionsgate (NYSE: LGF - News) is the leading next generation studio with a strong and diversified presence in the production and distribution of motion pictures, television programming, home entertainment, family entertainment, video-on-demand and digitally delivered content. The Company has built a strong television presence in production of prime time cable and broadcast network series, distribution and syndication of programming through Debmar-Mercury and an array of channel assets. Lionsgate currently has nearly 20 shows on 10 different networks spanning its prime time production, distribution and syndication businesses, including such critically-acclaimed hits as “Mad Men,” “Weeds” and “Nurse Jackie” along with new series such as “Blue Mountain State” and the syndication successes “Tyler Perry's House of Payne,” its spinoff “Meet The Browns” and “The Wendy Williams Show.”

Its feature film business has generated such recent hits as TYLER PERRY’S WHY DID I GET MARRIED TOO? and the critically-acclaimed PRECIOUS, which has garnered nearly $50 million at the North American box office and won two Academy Awards(R). The Company’s home entertainment business has grown to more than 7% market share and is an industry leader in box office-to-DVD revenue conversion rate. Lionsgate handles a prestigious and prolific library of approximately 12,000 motion picture and television titles that is an important source of recurring revenue and serves as the foundation for the growth of the Company’s core businesses. The Lionsgate brand remains synonymous with original, daring, quality entertainment in markets around the world.

Additional Information

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. Lionsgate has filed and amended a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC and a notice of change to directors’ circular with Canadian securities regulators. Any Solicitation/Recommendation Statement and directors’ circular or amendment thereto filed by Lionsgate that is required to be mailed to shareholders will be mailed to shareholders of Lionsgate. In addition, Lionsgate has filed a proxy statement with the SEC and Canadian securities regulators in connection with the special meeting of shareholders and mailed such proxy statement to shareholders of Lionsgate. SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC OR CANADIAN SECURITIES REGULATORS IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, AS THEY WILL CONTAIN CERTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain the Solicitation/Recommendation Statement, the directors’ circular, any amendments or supplements thereto, the proxy statement, and other documents filed by Lionsgate with the SEC and Canadian securities regulators related to the Icahn Group’s unsolicited tender offer for no charge in the “Investors” section of Lionsgate’s website at www.lionsgate.com or at the SEC’s website at www.sec.gov or at www.sedar.com. Copies will also be available at no charge by writing to Lionsgate at 2700 Colorado Avenue, Suite 200, Santa Monica, California 90404.

Certain Information Regarding Participants

Lionsgate and certain of its directors and executive officers may be deemed to be participants under the rules of the SEC. Shareholders may obtain information regarding the names, affiliations and interests of Lionsgate’s directors and executive officers in Lionsgate’s Annual Report on Form 10-K filed with the SEC on June 1, 2009, as updated in Exhibit 99.1 to Lionsgate’s Current Report on Form 8-K filed with the SEC on October 13, 2009, and its proxy statement for the 2009 Annual Meeting filed with the SEC on August 17, 2009. To the extent that holders of Lionsgate securities have changed since the amounts printed in the proxy statement for the 2009 Annual Meeting, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the interests of these participants in any proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, are included in the definitive proxy statement filed with the SEC and Canadian securities regulators in connection with the special meeting of shareholders and may also be included in other relevant materials to be filed with the SEC if and when they become available. These documents (when available) can be obtained free of charge from the sources indicated above.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements as a result of various important factors, including, but not limited to, actions taken by the Icahn Group, actions taken by shareholders in respect of the offer, the possible effect of the offer on Lionsgate’s business (including, without limitation, on Lionsgate’s credit facilities and notes), the substantial investment of capital required to produce and market films and television series, increased costs for producing and marketing feature films, budget overruns, limitations imposed by Lionsgate’s credit facilities, unpredictability of the commercial success of Lionsgate’s motion pictures and television programming, the cost of defending Lionsgate’s intellectual property, difficulties in integrating acquired businesses, technological changes and other trends affecting the entertainment industry, and the risk factors found under the heading “Risk Factors” in Lionsgate’s 2009 Annual Report on Form 10-K filed with the SEC on June 1, 2009, as updated in Exhibit 99.1 to Lionsgate’s Current Report on Form 8-K filed with the SEC on October 13, 2009, and Lionsgate’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2009 filed with the SEC on February 9, 2010. As a result, these statements speak only as of the date they were made and Lionsgate undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless such updates or revisions are required by applicable law. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “forecasts” and similar expressions are used to identify these forward-looking statements.

# # #

Contacts:

Peter D. Wilkes

310-255-3726

pwilkes@lionsgate.com

Andrea Priest / Annabelle Rinehart

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449